Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-165056

Final Terms and Conditions

4.875% Senior Notes due 2013

Issuer:	Regions Financial Corporation
Principal Amount:	$250,000,000
Title of Security:	4.875% Senior Notes due 2013
Maturity:	April 26, 2013
Coupon:	4.875%
Price to Public:	99.398% of face amount
Yield to Maturity:	5.094%
Spread to Benchmark Treasury:	+350 basis points
Benchmark Treasury:	UST 1.75% due April 2013
Benchmark Treasury Spot and Yield:	100-14+ or 1.594%
Interest Payment Dates:	April 26 and October 26, commencing October 26, 2010
Trade Date:	April 21, 2010
Settlement Date:	April 26, 2010
Ratings (Moody’s/S&P/Fitch/DBRS)*:	Baa3 / BBB– / BBB+ / BBBH
CUSIP / ISIN:	7591EP AH3 / US7591EPAH30
Denominations:	$2,000 x $1,000
Net Proceeds to Issuer (after underwriting discounts and commissions and before offering expenses):	$247,870,000
Joint Bookrunners:	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. Morgan Keegan & Company, Inc.

Co-Managers:	Barclays Capital Inc. The Williams Capital Group, L.P. U.S. Bancorp Investments, Inc.

5.75% Senior Notes due 2015

Issuer:	Regions Financial Corporation
Principal Amount:	$500,000,000
Title of Security:	5.75% Senior Notes due 2015
Maturity:	June 15, 2015
Coupon:	5.75%
Price to Public:	98.882% of face amount
Yield to Maturity:	6.003%
Spread to Benchmark Treasury:	+350 basis points
Benchmark Treasury:	UST 2.50% due March 2015
Benchmark Treasury Spot and Yield:	99-31+ or 2.503%
Interest Payment Dates:	June 15 and December 15, commencing December 15, 2010
Trade Date:	April 21, 2010
Settlement Date:	April 26, 2010
Ratings (Moody’s/S&P/Fitch/DBRS)*:	Baa3 / BBB– / BBB+ / BBBH
CUSIP / ISIN:	7591EP AG5 / US7591EPAG56
Denominations:	$2,000 x $1,000
Net Proceeds to Issuer (after underwriting discounts and commissions and before offering expenses):	$492,535,000

Joint Bookrunners:	Credit Suisse Securities (USA) LLC Goldman, Sachs & Co. Morgan Keegan & Company, Inc.

Co-Managers:	Barclays Capital Inc. The Williams Capital Group, L.P. U.S. Bancorp Investments, Inc.

*	An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus supplement and the accompanying prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC at (800) 221-1037; Goldman, Sachs & Co. at (866) 471-2526; or Morgan Keegan & Company, Inc. at (800) 564-3583.

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